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                                                                     EXHIBIT 5.1


                    [WEIL, GOTSHAL & MANGES LLP LETTERHEAD]




                                December 28, 2000





Integrated Orthopaedics, Inc.
1800 W. Loop South, Suite 1030
Houston, Texas 77027


Ladies and Gentlemen:


                  We have acted as counsel to Integrated Orthopaedics, Inc., a Texas corporation (the "Company"), in connection with the preparation and filing by the Company of a Registration Statement on Form S-4 (Registration No. 333-50546) (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of (a) up to 24,814,612 shares (the "Shares") of the common stock, par value $0.001 per share ("Common Stock"), of the Company, (b) Series A Warrants (the "Series A Warrants") to purchase up to 534,666 shares of Common Stock and (c) Series B Warrants (the "Series B Warrants" and, together with the Series A Warrants, the "Warrants") to purchase between 1,285,445 and 1,498,482 shares of Common Stock. The Shares and the Warrants will be issued and sold pursuant to an Agreement and Plan of Merger (as amended on November 20, 2000 and December 28, 2000, the "Merger Agreement"), dated as of September 15, 2000, between the Company and PowerBrief, Inc., a Delaware corporation ("PowerBrief"), whereby PowerBrief will merge with and into the Company (the "Merger"). Capitalized terms defined in the Merger Agreement and used (but not otherwise defined) herein are used herein as so defined.


                  In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of certain corporate records of the Company, including its Articles of Incorporation, as amended, its Bylaws and certain resolutions of the Board of Directors of the Company. We have also examined the Registration Statement, together with the exhibits thereto, the form of Series A Warrant Agreement pursuant to which the Series A Warrants will be issued (the "Series A Warrant Agreement"), the form of Series B Warrant Agreement pursuant to which the Series B Warrants will be issued (the "Series B Warrant Agreement" and, together with the Series A Warrant Agreement, the "Warrant Agreements") and such agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and


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WEIL, GOTSHAL & MANGES LLP


Integrated Orthopaedics, Inc.
December 28, 2000
Page 2

representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. We have reviewed such questions of law as we have considered necessary or appropriate for the purposes of this opinion.

                  In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and upon the representations and warranties of the Company contained in the Merger Agreement. The opinions set forth below are also based on the assumption that (i) the Registration Statement, as finally amended (including any necessary post-effective amendments), has become effective under the Securities Act, (ii) the conditions to the Merger set forth in the Merger Agreement have been satisfied and (iii) the Merger has been affected in accordance with the Merger Agreement.

                  Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

                  1. The shares of Common Stock to be issued in exchange for shares of common stock and preferred stock of PowerBrief pursuant to the Merger Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

                  2. The Warrants to be issued in exchange for shares of common stock and preferred stock of PowerBrief pursuant to the Merger Agreement will be duly authorized and, when (i) the Warrant Agreements have been duly executed on behalf of the Company and the warrant agent and (ii) the Warrant Certificates representing the Warrants have been duly executed on behalf of the Company and countersigned by the warrant agent and issued and delivered in accordance with the terms of their respective Warrant Agreements and as contemplated by the Registration Statement, will constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms and the terms of their respective Warrant Agreements, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).



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WEIL, GOTSHAL & MANGES LLP


Integrated Orthopaedics, Inc.
December 28, 2000
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                  The opinions herein are limited to the laws of the State of
Texas, and we express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.

                  We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the Joint Proxy Statement/Prospectus which is a part of the Registration Statement.

                                              Very truly yours,


                                              /s/ WEIL, GOTSHAL & MANGES LLP